Exhibit 10.6

AMENDMENT
TO
AMENDED AND RESTATED MASTER TOLLING AGREEMENT
(Operating Assets)

THIS AMENDMENT TO AMENDED AND RESTATED MASTER TOLLING AGREEMENT (Operating Assets) (this “Amendment”) is entered into as of January 1, 2017 by and among the Persons set forth on Exhibit A (each hereinafter sometimes referred to as a “Party” and sometimes collectively referred to as the “Parties”).

RECITALS:

A.Effective as of October 1, 2016, the Parties entered into a certain Amended and Restated Master Tolling Agreement (Operating Assets) (the “Amended and Restated Master Tolling Agreement”). Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to such terms in the Amended and Restated Master Tolling Agreement.
B.Exhibit C to the Amended and Restated Master Tolling Agreement provides for the adjustment of the Tolling Fee based on the OPEX and CAPEX actually incurred during the initial four (4) Contract Quarters of the Term.
C.The Parties desire to adjust the Tolling Fee for the El Dorado Naphtha Fractionation Unit as provided in Exhibit C attached to the Amended and Restated Master Tolling Agreement, on the terms and conditions set forth herein.
AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Amended and Restated Master Tolling Agreement as follows:

1.Incorporation of Recitals. The recitals for this Amendment are fully incorporated herein by the reference thereto with the same force and effect as though recited herein.

2.Amendment to Exhibit C. Effective as of 12:01 a.m. Central Time on January 1, 2017, Exhibit C attached to the Amended and Restated Master Tolling Agreement is hereby deleted and replaced, in its entirety, with Exhibit C-1 attached to this Amendment.
3.Counterparts. This Amendment may be executed in counterparts each of which shall be deemed an original. An executed counterpart of this Amendment transmitted by facsimile shall be equally as effective as a manually executed counterpart.
4.Successors and Assigns. This Amendment shall inure for the benefit of and shall be binding on each of the Parties and their respective successors and/or assigns.
5.Entire Agreement. This Amendment contains the entire agreement between the Parties as to the subject matter hereof and, except as provided for in this Amendment, the terms and provisions of the Amended and Restated Master Tolling Agreement shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first set forth above.
HEP OPERATING:

Holly Energy Partners-Operating, L.P.

By: ___/s/ Richard L. Voliva III_________
Richard L. Voliva III
Executive Vice President and CFO

APPLICABLE REFINERY OWNER:

HollyFrontier El Dorado Refining LLC
HollyFrontier Woods Cross Refining LLC

By: ___/s/ Thomas G. Creery_________
Thomas G. Creery
Senior Vice President, Commercial

2

Exhibit 10.6

Exhibit A
to
Amended and Restated Master Tolling Agreement

Parties:

HollyFrontier El Dorado and HEP Operating, as to the El Dorado Assets.

HollyFrontier Woods Cross and HEP Operating, as to the Woods Cross Assets.

Exhibit A-1

Exhibit C-1
to
Amended and Restated Master Tolling Agreement

Applicable Assets; Minimum Throughput Commitment; Tolling Fees and Adjustments; Applicable Term

Appli-cable Assets	Type of Applicable Asset	Products	Minimum Throughput Commit-ment (on a BPD basis)	Tolling Fee	Tolling Fee Adjustment	PPI Adjust-ment Minimum/ Cap	Fee Adjustment Commence-ment Date	Assumed OPEX	Purchase Price	Accrued Turn-around Cost	Assumed Fuel Gas Cost	Initial Term (all times are Dallas, TX time)	Extension Term (all times are Dallas, TX time)
El Dorado Assets	Naphtha Fractiona-tion Unit	Isopentane[1] ISOM Feed Int. Naphtha Reformer Feed	48,750 BPD	$0.3840/ BBL[2]	PPI/HFC Merit Comp Adjustment[3] Turnaround Surcharge[6] Fuel Gas Surcharge[7]	Subject to 1% Minimum/ 3% Cap[3]	July 1, 2017	--	$25,936,371	$1.6M6	$73,610[7]	12:01 a.m. on Novem-ber 1, 2015 (the “Effec-tive Time”) to 12:00 mid-night on October 31, 2030
The Applicable Refinery Owner shall have the option to extend the Applicable Term beyond the Initial Term for one additional five (5) year period beginning at 12:01 am on November 1, 2030 and ending at 12:00 midnight on October 31, 2035 on the same terms and conditions as in existence for the Initial Term.

Exhibit C-1

Appli-cable Assets	Type of Applicable Asset	Products	Minimum Throughput Commit-ment (on a BPD basis)	Tolling Fee	Tolling Fee Adjustment	PPI Adjust-ment Minimum/ Cap	Fee Adjustment Commence-ment Date	Assumed OPEX	Purchase Price	Accrued Turn-around Cost	Assumed Fuel Gas Cost	Initial Term (all times are Dallas, TX time)	Extension Term (all times are Dallas, TX time)
Woods Cross Assets	Crude Unit 2	Naphtha Diesel tower bottoms	14,625 BPD[8]	$2.56/ BBL[10]	PPI/WX Union Annual Increase[9] OPEX Adjust-ment[4] CAPEX Adjust-ment[5] Turn-around Surcharge[6] Fuel Gas Surcharge (excluding Polymeri-zation Unit)[7]	None	July 1, 2017	$4.0M4	$64.75M	$8.7M6	$11,871	12:01 a.m. on October 1, 2016 (the “Effec-tive Time”) to 12:00 midnight on September 30, 2031
The Applicable Refinery Owner shall have the option to extend the Applic-able Term beyond the Initial Term for one additional five (5) year period beginning at 12:01 am on October 1, 2031 and ending at 12:00 midnight on Septem-ber 30, 2036 on the same terms and condi-tions as in existence for the Initial Term.

	FCC Unit 2	Gasoline Light Cycle Oil Olefins Slurry	7,600 BPD[8]	$12.39 /BBL[10]				$11.8M4	$176.25M	$7.8M6	$11,566
	Polymeriza-tion Unit	Gasoline Butane Propane	2,438 BPD[8]	$9.72/ BBL[10]				$3.6M4	$37.0M	$3.2M6	-

1.    The “Feedstock” for the El Dorado Assets is light naphtha and heavy naphtha. The “Feedstock” for the Woods Cross Assets is as follows: Crude Unit 2 – crude oil; FCC Unit 2 – crude tower bottoms and outside gas oil; Poly Unit – olefins.
2.    El Dorado Only: The Tolling Fee shall never be less than $.36 per BBL of Feedstock, subject to a one-time potential reduction in the Tolling Fee for the adjustment in paragraph 4 below. If as a result of a reduction to the Tolling Fee or Minimum Throughput Commitment for a Contract Quarter pursuant to Section 2.2(d) of the Agreement, the Applicable Refinery Owner has overpaid its Tolling Fees for a Contract Quarter, the Applicable Refinery Owner shall receive a credit against its Tolling Fees due for the following Contract Quarter in the amount of such overpayment.
3.    El Dorado Only: The Tolling Fee, as previously adjusted on a cumulative basis, shall be adjusted on July 1 of each calendar year, commencing July 1, 2017, by an amount equal to a percentage calculated as follows: (A) 0.75 x the change in the PPI as described below, plus (B) 0.25 x the annual HollyFrontier Merit Compensation Adjustment (positive or negative) for such calendar year. The change in the PPI is the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUFD49207– located at http://www.bls.gov/data/. The change in PPI for each year shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1); provided that the change in PPI in any year shall not be less than one percent (1%) or more than three percent (3%). For the avoidance of doubt, if the change in PPI in any year is less than one percent (1%) (including if the change in the PPI is negative) it will be rounded up to one percent (1%) and if the change in PPI in any year is greater than three percent (3%) it will be rounded down to three percent (3%). If either index is no longer published, the Parties shall negotiate in good faith to agree on a new index (as applicable) that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in

Exhibit C-2

the new index shall be used to calculate increases or decreases in the Tolling Fee. If the Parties are unable to agree on a new index, a new index will be determined in accordance with the dispute resolution provisions set forth in the Article VIII of Omnibus Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. The annual HollyFrontier Merit Compensation Adjustment is the company-wide increase (or decrease) in salary for the year in which the adjustment occurs as determined by the HollyFrontier Chief Executive Officer and Vice President, Human Resources (excluding merit compensation adjustments for executive officers that are determined by the HollyFrontier Board of Directors (or a committee thereof) and excluding any annual increases for union employees). Examples of the annual Tolling Fee adjustment under various scenarios are as follows:

(1)	if the change in PPI is 0% and the HFC Merit Compensation Adjustment is 3.5%, the Tolling Fee adjustment would be (0.75 x 1%) + (0.25 x 3.5%) = 1.625%

(2)	if the change in PPI is 2% and the HFC Merit Compensation Adjustment is 2%, the Tolling Fee adjustment would be (0.75 x 2%) + (0.25 x 2%) = 2%

(3)	if the change in PPI is 5% and the HFC Merit Compensation Adjustment is 2%, the Tolling Fee adjustment would be (0.75 x 3%) + (0.25 x 2%) = 2.75%

(4)	if the change in PPI is 0% and the HFC Merit Compensation Adjustment is -2%, the Tolling Fee adjustment would be (0.75 x 1%) + (0.25 x (-2%)) = 0.25%
4.    At the end of the first four (4) Contract Quarters during the Applicable Term, HEP Operating shall calculate the aggregate operating expenses incurred in the operation of the Applicable Asset (but such calculation shall not include turnaround accruals, capitalized catalyst costs, fuel gas costs and extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Applicable Term) (“OPEX”). In the event that such aggregate OPEX exceed the Assumed OPEX set forth above, (A) the Applicable Refinery Owner shall, within ten (10) days of receiving an invoice from HEP Operating, reimburse HEP Operating for such OPEX incurred during such initial four (4) Contract Quarters in excess of the Assumed OPEX, and (B) from and after the first four (4) Contract Quarters during the Applicable Term, HEP Operating shall increase the Tolling Fee for processing with the Applicable Asset by the amount necessary to recover such aggregate OPEX in excess of the Assumed OPEX for the remainder of the Applicable Term, and the Parties shall execute an amended, modified, revised or updated Exhibit C reflecting such aggregate OPEX as the new Assumed OPEX. In the event that such aggregate OPEX is less than the Assumed OPEX, HEP Operating shall decrease the Tolling Fee by the amount necessary to account for the difference between the Assumed OPEX and such actual OPEX for the remainder of the Applicable Term, and the Parties shall execute an amended, modified, revised or updated Exhibit C reflecting such aggregate OPEX as the new Assumed OPEX.
5.    At the end of the first four (4) Contract Quarters during the Applicable Term, HEP Operating shall determine its aggregate capital expenditures relating to the construction and start-up of the Applicable Asset (“CAPEX”). HEP Operating shall amend and increase the Tolling Fee for the remainder of the Initial Term by the following formulae: (aggregate CAPEX/8.5) ¸ (Minimum Throughput (on a BPD basis) x 365.25).
6.    After the first turnaround on the Applicable Asset during the Applicable Term, HEP Operating will calculate its aggregate Turnaround Costs incurred in connection therewith. In the event such aggregate Turnaround Costs for the Applicable Asset exceeds the Accrued Turnaround Cost set forth above then (A) a turnaround surcharge (the “Turnaround Surcharge”) will be added to the Tolling Fee based on each BBL of Feedstock (using the Minimum Throughput Commitment) in order to allow HEP Operating to recover (i) such Turnaround Costs in excess of the Accrued Turnaround Cost plus (ii) a ten percent (10%) return on such excess (the aggregate amount specified in clauses (i) and (ii), the “Turnaround Payment”). Such Turnaround Surcharge shall be paid by the Applicable Refinery Owner to HEP Operating on each BBL of Feedstock processed through the Applicable Asset until the earlier to occur of (i) the expiration of the Applicable Term or (ii) the recovery by HEP Operating of the Turnaround Payment. In addition, the Tolling Fee will be adjusted by the amount necessary to recover the new estimated turnaround expense for the remainder of the Applicable Term (based on the Minimum Throughput Commitment).
7.    If at the end of any calendar month during the Applicable Term the aggregate cost of gas incurred by HEP Operating in connection with the operation of the Applicable Assets exceeds the Assumed Fuel Gas Cost, the Applicable Refinery Owner shall promptly pay to HEP Operating an amount equal to the positive difference, if any, of (i) the aggregate cost of fuel gas incurred by HEP Operating in connection with the operation of the Applicable Assets during such calendar month less (ii) the Assumed Fuel Gas Cost.
8.    Determined on a Contract Quarter basis.
9.    Woods Cross Only: The Tolling Fee, as previously adjusted on a cumulative basis, shall be adjusted on July 1 of each calendar year, commencing July 1, 2017, by an amount equal to a percentage calculated as follows: (A) 0. 5 x the change in the PPI as described below, plus (B) 0.5 x the annual increase under the then current Woods Cross union contract. The change in the PPI is the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUFD49207– located at http://www.bls.gov/data/. The change in PPI for each year shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). If either index is no longer published, the Parties shall negotiate in good faith to agree on a new index (as applicable) that gives comparable protection against inflation

Exhibit C-3

or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. If the Parties are unable to agree on a new index, a new index will be determined in accordance with the dispute resolution provisions set forth in the Article VIII of Omnibus Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Tolling Fee. The annual increase under the then current Woods Cross union contract is the annual base pay increase given to union employees at Woods Cross, currently on or about February 1 of each year. Examples of the annual Tolling Fee adjustment under various scenarios are as follows:
(1)    if the change in PPI is 0% and the annual increase under the then current Woods Cross union contract is 3.5%, the Tolling Fee adjustment would be (0.5 x 0%) + (0.5 x 3.5%) = 1.75%
(2)    if the change in PPI is 2% and the annual increase under the then current Woods Cross union contract is 2%, the Tolling Fee adjustment would be (0.5 x 2%) + (0.5 x 2%) = 2%
(3)    if the change in PPI is 5% and the annual increase under the then current Woods Cross union contract is 2%, the Tolling Fee adjustment would be (0.5 x 5%) + (0.5 x 2%) = 3.5%10.
(4)    if the change in PPI is -1% and the annual increase under the then current Woods Cross union contract is 2%, the Tolling Fee adjustment would be (0.5 x -1%) + (0.5 x 2%) = 0.5%.
10.     Woods Cross Only: If the Applicable Refinery Owner has overpaid its monthly Tolling Fees after adjustments to Tolling Fees or Minimum Throughput Commitments for a Contract Quarter pursuant to Section 2.2(d) of the Agreement, the Applicable Refinery Owner shall be entitled to apply any such overpayment as a credit against Tolling Fees within the succeeding twelve months for volumes of Feedstock delivered to HEP Operating in excess of the Minimum Throughput Commitment for any of the Applicable Assets. If any such overpayment has not been credited within twelve months of the overpayment, such overpayment shall be credited against Tolling Fees due with respect to any Minimum Throughput Commitment for any of the Applicable Assets, or if there are no such Tolling Fees due, such overpayment shall be credited against any other obligations owed by the Applicable Refinery Owner, or its Affiliates, to HEP Operating.

4851-1662-0605, v. 5

Exhibit C-4